Exhibit 10.1.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made as of the 15th day of December 2000, by and between LINCOLN-CARLYLE ILLINOIS CENTER, L.L.C., a Delaware limited liability company (“Landlord”) and FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America (“Tenant”).

W  I  T  N  E  S  S  E  T  H:

A. Landlord and Tenant entered into a certain lease dated December 30, 1997 (the “Lease”), whereby Landlord leased to Tenant certain premises consisting of approximately 81,000 square feet of rentable area of office space (the “Premises”) consisting of all of the office space on the 7th and 8th floors and a portion of the office space on the 4th floor of the building located at 111 East Wacker Drive, Chicago, Illinois 60601 (the “Building”) for a lease term expiring on July 31, 2011.

B. Landlord’s predecessor in interest and Tenant entered into a certain lease dated February 12, 1970, which has been amended by eight Lease amendments thereto (the “Original Lease”), whereby Tenant, as of the date of this First Amendment, leases approximately 18,205 rentable square feet of office space (the “Additional Premises”) on the 4th floor of the Building, depicted as Suite 450 on Exhibit A attached hereto and forming a part hereof.

C. The Original Lease expires on July 31, 2001, and by this Amendment Landlord and Tenant desire to add the Additional Premises to the Premises as of that date, to be governed by the terms of the Lease as amended by this First Amendment and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Each capitalized term used in this First Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2. Additional Premises. Effective as of August 1, 2001 (the “Additional Premises Commencement Date”) the Additional Premises shall be added to the Premises and deemed a part thereof for the remainder of the Term. The Tenant’s Proportionate Share with respect to the Additional Premises only (and in addition to Tenant’s Proportionate Share stated in the Lease) shall be 1.8495%, which is determined based on the remeasured rentable area of the Building which is 984,331 rentable square feet.

3. Term as to Additional Premises. The Term as to the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Commencement Date and terminate simultaneously with the expiration of the Term as to the remainder of the Premises.

4. Rent as to Additional Premises. Notwithstanding the Additional Premises Commencement Date of August 1, 2001, Landlord and Tenant hereby agree that in order to allow Tenant to renovate the Additional Premises, Tenant shall not be obligated to pay Base Rent, Operating Cost Share Rent or Tax Share Rent with respect to the Additional Premises until the earlier to occur of (a) Tenant’s commencement of business operations in the Additional Premises or (b) November 1, 2001 (such earlier date being the “ Additional Premises Rent Commencement Date”). Base Rent shall be due for the Additional Premises commencing on the Additional Premises Rent Commencement Date and throughout the remainder of the Additional Premises Term in the following amounts, payable as and when installments of Base Rent are otherwise due and payable under the Lease:

PERIOD	ANNUAL BASE RENT	MONTHLY BASE RENT
Additional Premises Rent Commencement Date through July 31, 2002	$291,280 ($16.00. per rentable square foot)	$24,273.33

August 1, 2002 through July 31, 2003	$300,018.40 ($16.48 per rentable square foot)	$25,001.53

August 1, 2003 through July 31, 2004	$309,018.95 ($16.9744 per rentable square foot)	$25,751.58

August 1, 2004 through July 31, 2005	$318,288.94 ($17.4836 per rentable square foot)	$26,524.08

August 1, 2005 through July 31, 2006	$327,835.64 ($18.008 per rentable square foot)	$27,319.64

August 1, 2006 through July 31, 2007	$337,673.62 ($18.5484 per rentable square foot)	$28,139.47

August 1, 2007 through July 31, 2008	$347,802.88 ($19.1048 per rentable square foot)	$28,983.57

August 1, 2008 through July 31, 2009	$358,092.35 ($19.670 per rentable square foot)	$29,841.03

August 1, 2009 through July 31, 2010	$368,984.40 ($20.2683 per rentable square foot)	$30,748.70

August 1, 2010 through July 31, 2011	$380,054.86 ($20.8764 per rentable square foot)	$31,671.24

This Base Rent for the Additional Premises shall be payable in addition to all amounts payable under the Lease and if such Base Rent is not paid when and as required, Landlord shall have all rights and remedies provided in the Lease.

5. Expense and Tax Charges as to Additional Premises. In addition to Base Rent for the Additional Premises, Tenant shall also pay Operating Cost Share Rent and Tax Share Rent therefor, defined and calculated as provided in the Lease, commencing with respect to the Additional Premises on the Additional Premises Rent Commencement Date. Operating Cost Share Rent and Tax Share Rent shall continue to be due and payable for the Premises in addition to the Additional Premises, and shall be billed as provided in the Lease. Tenant’s failure to pay such Additional Rent when and as required under the Lease shall constitute a default thereunder.

6. Termination Option. The last sentence of Section 31 of the Lease is hereby deleted in its entirety and replaced by the following:

The “Termination Fee” shall be equal to $6,840 272.00.

7. Condition of the Additional Premises; Tenant Allowance.

A. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT TENANT, AS OF THE DATE HEREOF, LEASES THE ADDITIONAL PREMISES PURSUANT TO THE ORIGINAL LEASE, IS FAMILIAR WITH THE CONDITION THEREOF, AND, LANDLORD IS LEASING THE ADDITIONAL PREMISES TO TENANT “AS-IS” WITHOUT REPRESENTATIONS OR WARRANTIES, INCLUDING ANY EXPRESS OF IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OR HABITABILITY AND WITHOUT OBLIGATION TO ALTER, REMODEL, IMPROVE, REPAIR, DECORATE OR CLEAN ANY PART OF THE ADDITIONAL PREMISES OR ANY OTHER PORTION OF THE BUILDING.

B. Landlord shall provide an allowance for improvement of the Additional Premises in the amount of $728,200.00 (“Landlord’s Contribution”) and an allowance for the preparation of Tenant’s plans and specifications in the amount of $2,194.60 (the “Plan Contribution”), in accordance with the Workletter attached hereto as Exhibit B. The Landlord’s Contribution and the Plan Contribution shall be used only for costs associated with the Additional Premises.

8. Real Estate Brokers. Landlord agrees to pay any commissions due to Lincoln Property Company Commercial, Inc. and Julien J. Studley Inc. (collectively, the “Broker”)

arising out of this transaction. Each party hereby agrees to indemnify and hold the other party and their respective agents and employees harmless from and against any and all damages, liabilities, claims, actions, costs and expenses (including attorneys’ fees) arising from either (i) any claims or demands resulting from the actions of the indemnifying party, of any broker, other than the Broker, salesperson or finder for any fee or commission alleged to be due such broker, salesperson or finder in connection with this First Amendment or (ii) a claim of, or right to, any lien under the Statutes of the State of Illinois relating to real estate broker liens with respect to any such broker, salesperson or finder resulting from the actions of the indemnifying party (excluding the Broker).

9. Submission. Submission of this First Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this First, Amendment unless and until this First Amendment is fully signed and delivered by Landlord and Tenant.

10. Binding Effect; Conflict. The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. This First Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns. Except as specifically provided herein to the contrary, all references and provisions in the Lease referring to the Premises shall be deemed to include and refer to the Additional Premises, as modified herein.

11. Limitation of Liability. Neither Landlord nor any officer, director, member or employee of Landlord nor any owner of the Building, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of the Lease, as hereby amended, or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under the Lease, as hereby amended, or otherwise, Tenant shall look solely to the equity interest of Landlord in the Building for the satisfaction of Tenant’s remedies or judgments.

12. Limited Applicability. The terms of this First Amendment set forth in paragraphs 2, 3, 4, 5, and 6 shall not affect the terms and provisions of the Lease with respect to the original Premises (excluding the Additional Premises), but except for the amount of Rent payments and other terms specifically modified herein, all terms and provisions of the Lease shall apply to the Additional Premises.

13. Counterparts; Facsimile. This First Amendment may be executed in multiple counterparts and by facsimile transmission.

IN WITNESS WHEREOF, this First Amendment is executed as of the day and year aforesaid.

LANDLORD: LINCOLN-CARLYLE ILLINOIS CENTER, L.L.C., a Delaware limited liability company

By:	Lincoln Illinois Center, LLC, a Delaware liability company, Managing Member

By:	Lincoln Investors Group 3, Inc., a Texas corporation, Managing Member

By:	/s/ JOHN B. GRISSIM
Name:	John B. Grissim, Vice President

TENANT:

FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America

By:	/s/ THOMAS D. SHEEHAN
Its:	Thomas D. Sheehan Senior Vice President

EXHIBIT A

EAST SOUTH WATER STREET
EAST WACKER DRIVE EXTENSION
NORTH MICHIGAN AVENUE
SUITE 0450
SUITE 0400

CB/Richard Ellis

MRSA
ARCHITECTS AND PLANNERS
1144 WEST FULTON STREET
CHICAGO, IL 60607
312.733.6772

BUILDING COMMON	LEASED SPACE
FLOOR COMMON	VACANT SPACE
NON-ALLOCATED	ENCUMBERED SPACE

111 East Wacker

98.297.90

04
FLOOR

June 28, 1999

EXHIBIT B

TENANT IMPROVEMENT WORKLETTER

This Work Letter Agreement (“Work Letter Agreement”) is executed simultaneously with that certain First Amendment to Lease (the “Lease”) between FEDERAL HOME LOAN BANK OF CHICAGO, a corporation organized under the laws of the United States of America “Tenant,” and LINCOLN-CARLYLE ILLINOIS CENTER, L.L.C., a Delaware limited liability company, as “Landlord”, relating to Additional Premises (as defined therein) at the building located at 111 East Wacker Drive, Chicago, Illinois (the “Building”), which Additional Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter Agreement, shall have the respective meanings ascribed to them in the Lease.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. WORK. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work, and all other tenant improvements (collectively, the “Work”) in the Additional Premises provided for in the Approved Plans and Budget (as defined in Paragraph 2 hereof). Subject to Tenant’s satisfaction of the conditions specified in this Workletter, Tenant shall be entitled to Landlord’s Contribution (as defined hereinbelow).

2. PRE-CONSTRUCTION ACTIVITIES.

(a) On or before June 1, 2001, but in no event later than commencement of demolition and the Work, Tenant shall submit the Plans (as hereinafter defined) for the Work, which Plans and the Budget (as hereinafter defined) shall be subject to Landlord’s approval in accordance with Paragraph 3(b) below. Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval, which approval shall not be unreasonably withheld or delayed:

(i) A detailed construction schedule containing the major components of the Work and the time required for each, including the scheduled commencement date of construction of the Work, milestone dates and the estimated date of completion of construction.

(ii) A budget (the “Budget”) and an itemized statement of estimated design, planning, construction and other costs (as such figure may be revised to reflect actual costs, the “Costs”), including, without limitation, demolition construction, cabling, and all soft costs and all fees for permits and architectural and engineering fees.

(iii) The names and addresses of Tenant’s contractors (and said contractors subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Landlord has the right to approve or disapprove all or any one or more of Tenant’s Contractors, which approval shall not be unreasonably withheld or delayed. Landlord may, at its election, provide a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant may, but shall not be obligated to, select its contractors for such designated portions of Work.

(iv) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes.

(b) As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord pursuant to this paragraph. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, all items for which the Landlord’s Contribution is to be used and all architectural, mechanical and electrical working drawings for the Work). The Plans shall be subject to Landlord’s approval and the approval of all local governmental authorities requiring approval of the Work and/or the Approved Plans. Landlord shall give its approval or disapproval (giving detailed reasons in case of disapproval) of the Plans within five (5) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any governmental laws, rules or ordinances (or interpretations thereof); the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building; the Work might adversely affect another tenant’s premises; the Work does not conform to the then current building standards established by Landlord; or the Work is prohibited by any mortgage or trust deed encumbering the Building. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall submit to Landlord, for its approval, the Plans amended in accordance with the changes so required, which approval shall be subject to the terms of this paragraph. The Plans shall also be revised, and the Work shall be changed, all at Tenant’s cost and expense (but payable from Landlord’s Contribution), to incorporate any work required in the Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable laws, ordinances, regulations or other governmental requirements, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c) No demolition or Work shall be undertaken or commenced by Tenant in the Additional Premises without Landlord’s prior written consent until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above and (ii) all necessary building permits have been applied for and obtained by Tenant.

3. DELAYS. In the event Tenant fails to deliver or deliver in sufficient and accurate detail the information required under Paragraph 3 above on or before the respective dates specified in said Paragraph 3, or in the event Tenant, for any reason, fails to complete the Work on or before the Additional Premises Rent Commencement Date, Tenant shall be responsible for Rent and all other obligations set forth in the Lease from the Additional Premises Rent Commencement Date regardless of the degree of completion of the Work on such date, and no such delay in completion of the Work shall relieve Tenant of any of its obligations under the First Amendment to the Lease.

4. CHARGES AND FEES. Tenant shall pay Landlord supervisory fee in an amount equal to two percent (2%) of Landlord’s Contribution (as hereinafter defined) to defray Landlord’s expenses incurred to review the Plans and coordinate with Tenant’s on-site project manager the staging and progress of the Work.

5. CHANGE ORDERS. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work which approval shall not be unreasonably withheld or delayed. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the Additional Premises Commencement Date or the payment of Rent and other obligations therein set forth; provided, however, that delays in approval or disapproval by Landlord of change orders in excess of the time periods permitted in Section 2(b) hereof, will result in a postponement of the Additional Premises Rent Commencement Date for a period of time equal to the number of days of such delay. All increases in the cost of the Work resulting from such change orders shall (subject to Paragraph 8 below) be borne by Tenant.

6. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT’S PERFORMANCE. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, reasonable requirements of Landlord’s fire insurance underwriters.

(b) Tenant shall, at its own cost and expense (but payable from Landlord’s Contribution), obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the commencement of the Term or the obligation to pay Rent or any other obligations set forth in the Lease.

(c) Tenant’s Contractors shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants.

(d) Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. All Work shall be done in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all work performed and equipment installed in the Additional Premises as part of the Work.

(e) Tenant and Tenant’s Contractors shall make all commercially reasonable efforts and take all commercially reasonable steps appropriate to assure that all construction activities undertaken comport with the reasonable expectations of all tenants and other occupants of a fully-occupied (or substantially fully occupied) first-class office building and do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall comply with all reasonable rules and regulations existing from time to time at the Building. Tenant and Tenant’s Contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police same. Construction equipment and materials are to be kept within the Additional Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord reasonably shall direct so as not to burden the construction or operation of the Building. If and as reasonably required by Landlord, the Additional Premises shall be sealed off from the balance of the office space on the floor(s) containing the Premises so as to minimize the disbursement of dirt, debris and noise.

(f) Landlord shall have the right , after not less than five (5) days notice to Tenant, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing work to cease work and remove its equipment and employees from the Building. No such action by Landlord shall delay the commencement of the Lease or the obligation to pay Rent or any other obligations therein set forth.

(g) Utility costs or charges for any service (including HVAC, hoisting or freight elevator and the like) to the Additional Premises shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord’s standard rates then in effect as provided below. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s request or at Landlord’s discretion resulting from breaches or defaults by Tenant under this Work Letter Agreement. For purposes of the Work, Tenant shall have the nonexclusive right to use the Building’s freight elevators subject to availability and scheduling as may be reasonably established by Landlord. Such freight elevator use by Tenant during normal business hours shall be free of charge; provided, however, to the extent Tenant utilizes such freight elevators prior to 8:00 a.m. and after 5:00 p.m. on Monday through Friday and anytime on Saturday, Sunday and holidays, such use shall be at the standard Building charge for after-hours freight elevator service; provided, further, if any other tenant of the Building is also using said freight elevator’s with Tenant after such time periods, then any charge to Tenant shall be apportioned between or among all parties utilizing such freight elevators. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. Subject to space availability and Tenant’s compliance with Landlord’s reasonable rules and regulations, Landlord shall permit Tenant’s Contractors to place waste containers at the Building loading dock for after-hours removal of waste and debris. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h) Tenant shall permit access to the Additional Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work.

(i) Tenant shall proceed with its work expeditiously, continuously and efficiently, and shall use all commercially reasonable efforts to complete the same on or before the Additional Premises Rent Commencement Date. Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be necessary under the requirements herein.

(j) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work, except as approved by Landlord and its designated representative in writing, which approval shall not be unreasonably withheld or delayed. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(k) Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Additional Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(l) Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

(m) Tenant and Landlord each acknowledges and agrees that the Work will include any work, both within and outside the Additional Premises, that may be necessary in order for Tenant to use and occupy the Premises.

7. INSURANCE AND INDEMNIFICATION.

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Additional Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii) Comprehensive General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $1,000,000.00 per occurrence whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $3,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work.

All policies (except the worker’s compensation policy) shall be endorsed to include Landlord and Lincoln Property Company as additional insureds as their interests may appear. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b) Without limitation of the indemnification provisions contained in the Lease, to the fullest extent permitted by law Tenant agrees to indemnify, protect, defend and hold harmless Landlord, the parties listed, or required by, the Lease to be named as additional insureds, Landlord’s contractors, Landlord’s architects, and their respective beneficiaries, partners, directors, officers, employees and agents, from and against all claims , liabilities, losses, damages and expenses of whatever nature arising out of or in connection with the Work or the entry of Tenant or Tenant’s Contractors into the Building and the Additional Premises, including, without limitation, mechanic’s liens, the cost of any repairs to the Additional Premises or Building necessitated by activities of Tenant or Tenant’s Contractors, bodily injury to persons (including, to the maximum extent provided by law, claims arising under the Illinois Structural Work Act) or damage to the property of Tenant, its employees, agents, invitees, licensees or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of the Lease.

8. LANDLORD’ S CONTRIBUTION; EXCESS AMOUNTS.

(a) Upon Tenant’s satisfaction of the requirements set forth in this Work Letter Agreement, Landlord shall make dollar contributions in the total amount of (i) $728,200.00 (“Landlord’s Contribution”) (which is $40.00 per square foot of Rentable Area of the Additional Premises) for application to the extent thereof to the Costs of the Work and (ii) $1,456.40 solely for application to the cost incurred by Tenant for the preparation of the Plans and (iii) $738.20 solely for the revision of the Plans (collectively the “Plan Contribution”). The Plan Contribution shall be in addition to the Landlord’s Contribution, however, for all other purposes hereunder the Plan Contribution shall be deemed part of the Landlord Contribution and shall be disbursed as part of the Landlord Contribution. Landlord shall have no obligation to fund any portion of Landlord’s Contribution prior to Landlord’s review and approval of the items referenced in Paragraph 2(a) hereof. If the Costs exceed Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost. If the Costs of the Work are less than Landlord’s Contribution, Landlord shall make such excess amounts available to reimburse Tenant for additional improvements to the Premises, subject to Landlord’s review and approval of all items listed in Paragraph 2 of this Workletter with respect to such additional improvements, which approval shall not be unreasonably withheld or delayed. If the Costs of the Work are less than Landlord’s Contribution and Tenant does not utilize the full amount of such excess for additional improvements pursuant to the preceding sentence, provided that Tenant is not in default under the Lease, as amended such excess, up to a maximum of $54,615.00, shall be credited against Base Rent first coming due with respect to the Additional Premises and any balance thereof shall be retained by Landlord and shall not be available to Tenant as a credit against Base Rent or for any other purpose. Notwithstanding anything herein to the contrary, Landlord may deduct from Landlord’s Contribution any amounts due to Landlord or its architects or engineers under this Work Letter Agreement before disbursing any other portion of Landlord’s Contribution.

(b) Subject to the conditions herein, landlord shall make progress payments of Landlord’s Contribution amounts to Tenant or Tenant’s project manager on a monthly basis, for the Work performed during the previous month, less a retainage of 10% of each progress payment (the “Retainage”). Landlord shall not be required to fund amounts for any item in excess of the amount shown on the Budget previously approved by Landlord. Provided that Tenant delivers requisitions to Landlord on or prior to the first (1st) day of any month, such progress payments shall be made within thirty (30) days next following the delivery to Landlord of requisitions therefor, signed by a financial officer of Tenant or by Tenant’s project manager, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) an owner’s sworn statement, accompanied by (after the first requisition) copies of partial waivers of lien from all contractors, subcontractors and material suppliers shown on such sworn statement and covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the Approved Plans (iii) copies of all applicable invoices, and (iv) such other documents and information as Landlord may reasonably request. All requisitions which are true, correct and complete in Landlord’s reasonable judgment and which are made prior to the first (1st) day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. All requisitions shall be submitted on AlA Form G702 and G703. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of a requisition therefor, accompanied by all documentation required under this Paragraph 9(b), together with (A) proof of the satisfactory completion of all required inspections issuance of any required approvals, permits and sign-offs for the Work by all governmental authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Work; and (C) the issuance of original final lien waivers by all contractors, subcontractors and material suppliers. Further, and notwithstanding anything to the contrary hereinabove, no portion of the Landlord’s Contribution shall be due and payable, and Landlord shall have no obligation to pay, any portion thereof notwithstanding Tenant’s submission of requisitions in accordance with this Paragraph 8(b)

so long as any mechanic’s lien exists (regardless of whether same has been bonded over or otherwise secured) against the Building. Further, if at any time prior to or during construction, Landlord reasonably determines that the actual remaining costs of the Work will exceed the unfunded amount of the Landlord’ s Contribution (plus any cash previously deposited into escrow by Tenant), then Landlord’s obligation to fund any requisition shall at Landlord’s sole option be subject to Tenant’s direct out-of-pocket payment of amounts sufficient to eliminate such excess.

9. MISCELLANEOUS.

(a) If the Plans for the Work require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the core of the Building in which the Additional Premises are located, Tenant agrees to pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.

(b) Time is of the essence of this Work Letter Agreement.

(c) Any person signing this Work Letter Agreement on behalf of Landlord and Tenant warrants and represents he has authority to sign and deliver this Work Letter Agreement and bind the party on behalf of which he has signed.

(d) If Tenant fails to make any payment relating to the Work as required hereunder, Landlord, at its option, may complete the Work pursuant to the Approved Plans and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(e) Notices under this Work Letter Agreement shall be given in the same manner as under the Lease.

(f) The headings set forth herein are for convenience only.

(g) This Work Letter Agreement sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter may only be amended if in writing, duly executed by both Landlord and Tenant. This Work Letter is incorporated into the First Amendment to Lease by reference and made a part thereof.

(h) All amounts due from Tenant hereunder shall be deemed to be additional Rent due under the Lease.

(i) Landlord agrees that Landlord will pay for and install a fire sprinkling system in the Additional Premises and in the remainder of the Premises comprising the balance of the 4th Floor, not later than December 31, 2001.

10. LIMITATION OF LIABILITY. Any liability of Landlord under this Work Letter Agreement shall be limited solely to its equity interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Work Letter Agreement nor shall any recourse be had to any other property or assets of Landlord.